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                                                                  EXHIBIT 99.1

[LOGO]   DYNAGEN, INC.

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                                  PRESS RELEASE

                     DYNAGEN, INC. COMPLETES ACQUISITION OF
                    GENERIC DISTRIBUTORS LIMITED PARTNERSHIP

              - ACQUISITION TO ADD $6 MILLION PROFITABLE REVENUE -

         CAMBRIDGE, MA, March 2, 1998 -- DynaGen, Inc. (NASDAQ:DYGN; BSE:DYG) today announced that it has completed the acquisition of Generic Distributors Limited Partnership (GDI), of Monroe, Louisiana. GDI distributes generic pharmaceutical products primarily in Louisiana and the southern United States.

         GDI, formed in 1986 as a limited partnership, has experienced consistent growth in its revenues and earnings over the past few years. In 1996, GDI reported revenues of over $6.0 million and earnings before taxes and partnership distributions of $325,000. In 1997, GDI's estimated revenues were approximately $7 million. The Company, based in an 11,000 square foot facility, employs 23 people and primarily serves independent pharmacies and regional healthcare institutions.

         The purchase price of $2,350,000 was financed by a $1,200,000 five-year term loan from Fleet Bank and $1,150,000 in Series E and Series F DynaGen convertible preferred stock. The Series E Prefered Stock (representing $1,050,000 in value) cannot be converted into DynaGen Common Stock until one year from the closing. Subsequent to that time period, the Series E Prefered Stock can only be converted at a rate of $40,000 per week at the prevailing market price. The Series F Prefered Stock (representing $100,000 value) cannot be converted into DynaGen Common Stock until 120 days from the closing. Subsequent to that time period the Series F Preferred Stock held by Generic Distributors Limited Partnership can only be converted at a rate of $10,000 per week at the prevailing market price. Fleet Bank has also provided $300,000 in a working capital line of credit.

         In June 1997, DynaGen acquired Superior Pharmaceutical Company of Cincinnati, Ohio, a distributor of generic products. Superior, with offices in Cincinnati and Memphis, Tennessee, is estimated to achieve sales of $24 million in 1997.

         "The acquisition of GDI further strengthens our position in the generic pharmaceutical industry," said Denny Smith, President and CEO of Superior Pharmaceutical Company. "It is our intention to continue to build on our current revenue base through both internal growth and additional acquisition to reach DynaGen's goal of $100 million per year in this business as quickly as possible."

         DynaGen, Inc., a healthcare company founded in 1988 develops, manufactures and distributes brand and generic therapeutic products.

         Any statements which are not historical facts contained in this press release are forward-looking statements that involve risks and uncertainties. Please refer to the risk factors identified in the Company's recent report on Form 10-K. The Company's acquisition of GDI involves a number of potential risks, including difficulties in the assimilation of GDI's operations and products, diversion of management's resources, uncertainties associated with operating in new markets and working with new employees and customers, and the potential loss of the acquired company's key employees. There can also be no assurance that the GDI acquisition will not have a material adverse effect upon DynaGen's business and results of operations. Once integrated, GDI may not achieve levels of revenues, profitability or productivity anticipated or otherwise perform as expected.

Contacts:
Paul Lovito                                        Wayne Schumacher
LBI Group, Inc.                                    Martin E. Janis & Co., Inc.
(800) 913-9767                                     (312) 943-1100

 840 MEMORIAL DRIVE * CAMBRIDGE, MA 02139 USA * 617/491-2527 * FAX: 617/354-3902